Exhibit 2.1

ACQUISITION AGREEMENT("Agreement") among POWERCOMM HOLDINGS INC., a Delaware corporation ("PowerComm"), POWERCOMM CONSTRUCTION INC., a Virginia corporation (“PowerComm Construction”) and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of PowerComm Construction.

Whereas, PowerComm wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding securities of PowerComm Construction in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, PowerComm, PowerComm Construction, and the Shareholders adopt this plan of reorganization and agree as follows:

1.	Exchange of Stock

1.1          Number of Shares. The Shareholders agree to transfer to PowerComm at the Closing (defined below) the number of shares of common stock of PowerComm Construction, no par value per share, shown opposite their names in Exhibit A, in exchange for an aggregate of 200,000 shares of voting common stock of PowerComm, $.0001 par value per share.

1.2          Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of PowerComm Construction common stock shall surrender such certificate(s) for cancellation to PowerComm, and shall receive in exchange a certificate or certificates representing the number of full shares of PowerComm common stock into which the shares of PowerComm Construction common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of PowerComm Construction shares by the Shareholders shall be effected by the delivery to PowerComm at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3          Fractional Shares. Fractional shares of PowerComm common stock shall not be issued, but in lieu thereof PowerComm shall round up fractional shares to the next highest whole number.

1.4          Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as PowerComm may request in order more effectively to sell, transfer, and assign the transferred stock to PowerComm and to confirm PowerComm's title thereto.

1.5          Securities Outstanding After Closing. Immediately following the Closing, there will be 20,700,000 shares of PowerComm issued and outstanding as follows: 250,000 shares held by James Cassidy, 250,000 shares held by James McKillop and 20,200,000 shares held by David Kwasnik of which 20,000,000 were previously issued and held and 200,000 were received pursuant to the exchange of all the outstanding shares of PowerComm Construction.

2.	Exchange of Other Securities.

2.1          Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of PowerComm Construction owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of PowerComm.

2.2          Ratio of Exchange. The securities of PowerComm Construction owned by the Shareholders, and the relative securities of PowerComm for which they will be exchanged, are set out opposite their names in Exhibit A.

3.          Closing. The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of the Shareholder Representative or location designated by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.          Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented PowerComm Construction common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of PowerComm common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of PowerComm Construction common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.	Representations and Warranties of PowerComm Construction

PowerComm Construction represents and warrants as follows:

5.1          Corporate Status. PowerComm Construction is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2          Capitalization. The authorized capital stock of PowerComm Construction consists of 200,000 shares of common stock, no par value per share, of which 10,000 shares are issued and outstanding, all fully paid and nonassessable. There are no shares of preferred stock issued or authorized.

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5.3	Subsidiaries. PowerComm Construction has no subsidiaries.

5.4          Financial Statements. The financial statements of PowerComm Construction of August 15, 2016 or such other period as acceptable to PowerComm (“PowerComm Construction’s Financial Statements”) furnished to PowerComm are correct and fairly present the financial condition of PowerComm Construction as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5          Undisclosed Liabilities. PowerComm Construction had no liabilities of any nature except to the extent reflected or reserved against in PowerComm Construction's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and PowerComm Construction's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in PowerComm Construction's Financial Statements.

5.6          Absence of Material Changes. Between the date of PowerComm Construction’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of PowerComm Construction and delivered to PowerComm, (1) any changes in PowerComm Construction's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to PowerComm Construction's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of PowerComm Construction's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7          Litigation. There is no litigation or proceeding pending, or to PowerComm Construction’s knowledge threatened, against or relating to PowerComm Construction, its properties or business, except as set forth in a list certified by the president of PowerComm Construction and delivered to PowerComm.

5.8          Contracts. PowerComm Construction is not a party to any material contract other than those listed as attachment hereto.

5.9          No Violation. Execution of this Agreement and performance by PowerComm Construction hereunder has been duly authorized by all requisite corporate action on the part of PowerComm Construction, and this Agreement constitutes a valid and binding obligation of PowerComm Construction, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of PowerComm Construction is subject or by which PowerComm Construction is bound.

5.10        Title to Property. PowerComm Construction has good and marketable title to all properties and assets, real and personal, reflected in PowerComm Construction's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and PowerComm Construction's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

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5.11        Corporate Authority. PowerComm Construction has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.12        Access to Records. From the date of this Agreement to the Closing, PowerComm Construction will (1) give to PowerComm and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that PowerComm may inspect and audit them and (2) furnish such information concerning PowerComm Construction's properties and affairs as PowerComm may reasonably request.

5.13        Confidentiality. Until the Closing (and permanently if there is no Closing), PowerComm Construction and the Shareholders will keep confidential any information which they obtain from PowerComm concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, PowerComm Construction and the Shareholders will return to PowerComm all written matter with respect to PowerComm obtained by them in connection with the negotiation or consummation of this Agreement.

6.	Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

6.1          Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of PowerComm Construction shares which are listed in the attached schedule and which they have contracted to exchange.

6.2          Litigation. There is no litigation or proceeding pending, or to each Shareholder’s knowledge threatened, against or relating shares of PowerComm Construction held by the Shareholders.

7.	Representations and Warranties of PowerComm

The PowerComm represents and warrants as follows:

7.1          Corporate Status. PowerComm is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2          Capitalization. The authorized capital stock of PowerComm consists of 100,000,000 shares of common stock, $.0001 par value per share, of which 20,500,000 shares are issued and outstanding, all fully paid and nonassessable and no shares of non-designated preferred stock.

7.3	Subsidiaries. PowerComm has no subsidiaries.

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7.4          Public Company. PowerComm filed with the Securities and Exchange Commission a registration statement on Form F-10 which was declared effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12 thereunder

7.5          Public Filings. PowerComm has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6          Financial Statements. The audited financial statements of PowerComm of August 15, 2016 or such other period as acceptable PowerComm Construction (“PowerComm’s Financial Statements”) furnished to PowerComm Construction are correct and fairly present the financial condition of PowerComm as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7          Undisclosed Liabilities. PowerComm had no liabilities of any nature except to the extent reflected or reserved against in PowerComm's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and PowerComm's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in PowerComm's Financial Statements.

7.8          Absence of Material Changes. Between the date of PowerComm’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of PowerComm and delivered to PowerComm Construction, (1) any changes in PowerComm's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to PowerComm's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of PowerComm's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9          Litigation. There is no litigation or proceeding pending, or to the Company’s knowledge threatened, against or relating to PowerComm, its properties or business, except as set forth in a list certified by the president of PowerComm and delivered to PowerComm Construction.

7.10        Contracts. PowerComm is not a party to any material contract other than those in the normal course of business.

7.11        No Violation. Execution of this Agreement and performance by PowerComm hereunder has been duly authorized by all requisite corporate action on the part of PowerComm, and this Agreement constitutes a valid and binding obligation of PowerComm, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of PowerComm is Subject or by which PowerComm is bound.

7.12        Title to Property. PowerComm has good and marketable title to all properties and assets, real and personal, reflected in PowerComm's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and PowerComm's properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

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7.13         Corporate Authority. PowerComm has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14        Confidentiality. Until the Closing (and permanently if there is no Closing), PowerComm and its representatives will keep confidential any information which they obtain from PowerComm Construction concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, PowerComm will return to PowerComm Construction all written matter with respect to PowerComm Construction obtained by it in connection with the negotiation or consummation of this Agreement.

7.15        Investment Intent. PowerComm is acquiring the PowerComm Construction shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and PowerComm has no commitment or present intention to liquidate PowerComm Construction or to sell or otherwise dispose of its stock.

8.	Conduct Pending the Closing

PowerComm, PowerComm Construction and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1          No change will be made in the charter documents, by-laws, or other corporate documents of PowerComm or PowerComm Construction.

8.2          The Agreement shall be submitted for shareholder approval if required by law, the bylaws, corporate charter documentation or otherwise and the Board of Directors will use its best efforts to obtain the requisite shareholder approval.

8.3          PowerComm Construction and PowerComm will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4          None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the PowerComm Construction shares of common stock owned by them.

9.	Conditions Precedent to Obligation of PowerComm Construction and the Shareholders

PowerComm Construction’s and the Shareholder’s obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by PowerComm Construction or the Shareholders as appropriate:

9.1          PowerComm's Representations and Warranties. The representations and warranties of PowerComm set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

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9.2          PowerComm's Covenants. PowerComm shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3          Board of Director Approval. This Agreement shall have been approved by the Board of Directors of PowerComm.

9.4          Supporting Documents of PowerComm. PowerComm shall have delivered to PowerComm Construction and the Shareholders supporting documents in form and substance reasonably satisfactory to PowerComm Construction and the Shareholders, to the effect that:

(a) PowerComm is a corporation duly organized, validly existing, and in good standing;

(b) PowerComm's authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of PowerComm authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of PowerComm;

(e) PowerComm’s Financial Statement; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.	Conditions Precedent to Obligation of PowerComm

PowerComm's obligation to consummate this merger shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by PowerComm:

10.1        PowerComm Construction’s and the Shareholder’s Representations and Warranties. The representations and warranties of PowerComm Construction and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2        PowerComm Construction’s and the Shareholders’ Covenants. PowerComm Construction and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3        Board of Director Approval. This Agreement shall have been approved by the Board of Directors of PowerComm Construction.

10.4        Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of PowerComm Construction.

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10.5        Supporting Documents of PowerComm Construction. PowerComm Construction shall have delivered to PowerComm supporting documents in form and Substance reasonably satisfactory to PowerComm to the effect that:

(a) PowerComm Construction is a corporation duly organized, validly existing, and in good standing;

(b) PowerComm Construction's capital stock is as set forth herein;

(c) Copies of the resolutions of the board of directors of PowerComm Construction authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of PowerComm Construction;

(e) PowerComm Construction’s Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.	Indemnification

11.1        Indemnification of PowerComm. PowerComm Construction and the Shareholders severally (and not jointly) agree to indemnify PowerComm against any loss, damage, or expense (including reasonable attorney fees) suffered by PowerComm from (1) any breach by PowerComm Construction or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by PowerComm Construction or the Shareholders herein; provided, however, that (a) PowerComm shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) PowerComm shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by PowerComm to the extent of insurance proceeds paid to, or tax benefits realizable by, PowerComm as a result of the event giving rise to such right to indemnification.

11.2        Proportionate Liability. The liability of each Shareholder under this Section shall be in the proportion that the total number of PowerComm shares to be received by him bears to the total number of PowerComm shares to be received by all the Shareholders and shall in no event exceed 25 percent of the value of the PowerComm shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3        Indemnification of PowerComm Construction and the Shareholders. PowerComm agrees to indemnify PowerComm Construction and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by PowerComm Construction or by any of the Shareholders from (1) any breach by PowerComm of this Agreement or (2) any inaccuracy in or breach of any of PowerComm's representations, warranties, or covenants herein.

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11.4        Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12.        Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either PowerComm Construction, the Shareholders or PowerComm if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either PowerComm Construction, the Shareholders or PowerComm if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13.        Shareholders’ Representative. The Shareholders hereby irrevocably designate and appoint David Kwasnik as their agent and attorney in fact ("Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify PowerComm hereunder.

14.        Survival of Representations and Warranties. The representations and warranties of PowerComm Construction, the Shareholders and PowerComm set out herein shall survive the Closing.

15.	Arbitration

Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association.

Situs. The situs of arbitration shall be chosen by the party against whom arbitration is sought, provided only that arbitration shall be held at a place in the reasonable vicinity of such party's place of business or primary residence and shall be within the United States. The situs of counterclaims will be the same as the situs of the original arbitration. Any disputes concerning situs will be decided by the American Arbitration Association.

Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

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Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the Subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law. Each party to the arbitration shall pay its own costs and counsel fees.

Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

Covenant Not to Sue. The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

16.	General Provisions

16.1        Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

16.2        Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

16.3        Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

16.4        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

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If to PowerComm, to:

PowerComm Holdings, Inc.

3429 Ramsgate Terrace

Alexandria, Virginia 22309

If to PowerComm Construction Inc., to

903 Totten Road

Woodbridge, Virginia 22191

If to the Shareholders, to

David Kwasnik

3429 Ramsgate Terrace

Alexandria, Virginia 22309

16.5        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.6        Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8        Effective Date. This effective date of this Agreement shall be November 15, 2016.

POWERCOMM HOLDINGS INC.

By	/s/ David L. Kwasnik Sr
David Kwasnik

POWERCOMM CONSTRUCTION INC.

By	/s/ David L. Kwasnik Sr
David Kwasnik

Shareholder Signature(s)

	Number of PowerComm
Signature	Construction, Inc. Shares held

/s/ David L. Kwasnik Sr	10,000	David Kwasnik
		Printed name

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PowerComm Construction Inc.

Shareholder Signature Page to

Acquisition Agreement

between PowerComm Holdings Inc. and PowerComm Construction Inc.

By execution below, the undersigned shareholder of PowerComm Construction Inc. acknowledges that such shareholder has read and consents to the Acquisition Agreement between PowerComm Holdings Inc. and PowerComm Construction Inc. (the “Merger”). The undersigned shareholder acknowledges that pursuant to the Merger the shareholders of PowerComm Construction Inc. will become shareholders of PowerComm Holdings Inc. thereof with any resultant rights, obligations, debts or assets ascribed to such shareholders.

	Number of PowerComm	Number of PowerComm
	Construction, Inc.	Holdings, Inc. to
Signature	Shares held	be Issued

/s/ David Kwasnik	10,000	200,000
Printed name: David Kwasnik

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